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                                                                    EXHIBIT 2.28

                       CASH COLLATERAL ACCOUNT AGREEMENT

      CASH COLLATERAL ACCOUNT AGREEMENT, dated January 29, 1996 (this "Agreement"), made by NASSAU SPIRIT INC., a Bahamian corporation (the "Pledgor") and UNITED STATES TRUST COMPANY OF NEW YORK, a bank and trust company organized under the New York Banking Law (the "Trustee"), for the Holders under the Indenture referred to below.

     PRELIMINARY STATEMENTS:

      (1) The Pledgor has opened a special non-interest bearing cash collateral account with the Trustee at its office at 114 West 47th Street, New York, New York 10036, Account No. 093-061-00 (the "Cash Collateral Account") in the name of the Pledgor but under the sole control and dominion of the Trustee and subject to the terms of this Agreement.

      (2) The Pledgor has entered into an Indenture dated as of January 29, 1996 (as it may hereafter be amended or otherwise modified from time to time, the "Indenture"), among Teekay Shipping Corporation (the "Company"), the Pledgor, certain of the Company's other subsidiaries, and the Trustee, pursuant to which, among other things, the Company has provided for the authentication and delivery of the Securities, and the Trustee has agreed to act for the benefit of the Holders. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.



     (3) The Cash Collateral Account constitutes a portion of the Trust Estate under the Indenture, and it is a condition precedent to the issuance of the Securities under the Indenture that the Pledgor shall have made the pledge and assignment contemplated by this Agreement.

     NOW THEREFORE, in consideration of the premises, the Pledgor hereby agrees with the Trustee for its benefit and the ratable benefit of the Holders as follows:

     SECTION 1. Pledge and Assignment. The Pledgor hereby pledges and assigns to the Trustee for its benefit and the ratable benefit of the Holders, and grants to the Trustee for its benefit and the ratable benefit of the Holders a security interest in, the following collateral (the "Collateral"):

          (i) the Cash Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Cash Collateral Account;

        (ii) all notes, certificates of deposit, deposit accounts, checks and other
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     instruments from time to time hereafter delivered to or otherwise possessed by the Trustee for or on behalf of the Pledgor in substitution for or in addition to any or all of the then existing Collateral;

          (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Collateral; and

          (iv) all proceeds of any and all of the foregoing Collateral.

     SECTION 2. Security for Obligations. This Agreement secures the payment of the principal of (and premium, if any) and interest on the Securities, the payment of all sums of money (whether for principal, premium, if any, interest, fees, expenses or otherwise) from time to time payable by the Company under the Indenture, or by the Pledgor and the other Guarantors under the Guarantor Security Documents (collectively, the "Obligations"), and to secure as well the performance and observance of all agreements, covenants and provisions contained in the Indenture and the Security Documents. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by the Pledgor, the Company or the other Guarantors to the Trustee or the Holders under the Indenture, the Securities or any Security Document, but for the fact that they are unenforceable or not allowable due to of the existence of a bankruptcy, reorganization or similar proceeding involving the Pledgor, the Company or any other Guarantor.

     SECTION 3. Delivery of Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be delivered to and held by or on behalf of the Trustee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Trustee. The Trustee shall have the right, at any time in its discretion, to transfer to or to register in the name of the Trustee or any of its nominees any or all of the Collateral. The Trustee shall provide notice to the Company of any such transfer or registration. In addition, the Trustee shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

     SECTION 4. Maintaining the Account. So long as any security shall remain outstanding:

          (a) The Pledgor will maintain the Cash Collateral Account with the Trustee.

          (b) It shall be a term and condition of the Cash Collateral Account, notwithstanding any term or condition to the contrary in any other agreement relating to

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     the Cash Collateral Account, and except as otherwise provided by the provisions of Section 12 hereof, that no amount (including interest on the Cash Collateral Account) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Pledgor or any other person or entity from the Cash Collateral Account.

The Cash Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

     SECTION 5.  Payment and Investment of Amounts in the Account.

          (a) Upon the occurrence and during the continuation of an Event of Default, at the request of the Trustee, the Pledgor will cause all amounts assigned under both the Assignment of Time Charter and the Assignment of Freights and Hires to be paid directly into the Cash Collateral Account.

          (b) If requested by the Pledgor, the Trustee will, subject to the provisions of Sections 5(c) and 11 hereof, from time to time (i) invest amounts on deposit in the Cash Collateral Account in Permitted Investments as the Pledgor may select by written instructions to the Trustee and (ii) invest interest paid on the Permitted Investments referred to in clause (i) above, and reinvest other proceeds of any such Permitted Investments which may mature or be sold, in each case in such Permitted Investments as the Pledgor may select by written instructions to the Trustee (the Permitted Investments referred to in clauses (i) and (ii) above being collectively "Investments"). Interest and proceeds that are not invested or reinvested in Investments as provided above shall be deposited and held in the Cash Collateral Account. If the Pledgor shall make no such request, the Trustee may, but shall be under no obligation to, invest amounts on deposit in the Cash Collateral Account in such Permitted Investments (except for direct obligations of, or obligations unconditionally guaranteed by, countries other than the United States of America) as it in its sole discretion may select.
          (c) Except to the extent set forth in Section 12 hereof, the Trustee will apply amounts in the Cash Collateral Account in accordance with the applicable provisions of the Indenture.

     SECTION 6. Representations and Warranties. The Pledgor represents and warrants as follows:

          (a) The Pledgor has been duly incorporated, is validly existing as a corporation in good standing under the laws of the Commonwealth of the Bahamas, has the corporate power and authority to own, lease and operate the properties used in its business and to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Pledgor and its subsidiaries, taken as a

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     whole.

          (b) This Agreement has been duly authorized, executed and delivered by, and, when executed and delivered by the Pledgor on the Closing Date, will be a valid and binding agreement of, the Pledgor, enforceable against the Pledgor in accordance with its terms, except as (i) the enforceability thereof may be limited by applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether in a proceeding in equity or at law).

          (c) The Pledgor is the legal and beneficial owner of the Collateral free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement.

          (d) The pledge and assignment of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Obligations.

          (e) No consent of any other person or entity and no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the pledge and assignment by the Pledgor of the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) for the perfection or maintenance of the security interest created hereby (including the first priority nature of such security interest) or (iii) for the exercise by the Trustee of its rights and remedies hereunder.

          (f) The execution and delivery by the Pledgor of, and the performance by the Pledgor of its obligations under, this Agreement, and the consummation of the transactions contemplated thereby, (i) will not contravene (A) any provision of applicable law, (B) the certificate or articles of incorporation or by-laws of the Pledgor, (C) any agreement or other instrument binding upon the Pledgor that is material to the Pledgor, or (D) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Pledgor, (ii) will not result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Pledgor, except for the security interest created by this Agreement, or constitute a default under any agreement, contract, ordinance, license or permit.

          (g) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

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     SECTION 7.  Further Assurances.  The Pledgor agrees that at any time and from time to time, at its expense, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Trustee may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

     SECTION 8.  Transfers and Other Liens.  The Pledgor agrees that it will not
(i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or permit to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Collateral, except for the security interest under this Agreement.

     SECTION 9. Trustee Appointed Attorney-in-Fact. The Pledgor hereby appoints the Trustee as attorney-in-fact (which power shall be deemed coupled with an interest), with full authority in the place and stead of the Pledgor, and in the name of the Pledgor or otherwise, from time to time in the Trustee's discretion to take any action and to execute any instrument which the Trustee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, indorse and collect all instruments made payable to the Pledgor representing any interest payment, dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

     SECTION 10. Trustee May Perform. If the Pledgor fails to perform any agreement contained herein, the Trustee may itself perform, or cause performance of, such agreement, but the Trustee shall not be obligated to do so, and the expenses of the Trustee incurred in connection therewith shall be payable by the Pledgor under Section 13.

     SECTION 11.  The Trustee's Duties.  The terms and provisions of Sections
8.01 through 8.04, inclusive, and 8.07 through 8.12, inclusive, of the Indenture are incorporated herein by reference, and shall be applicable to this Agreement and the duties and responsibilities of the Trustee hereunder. The powers conferred on the Trustee hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Trustee shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Trustee has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which United States Trust Company of New York accords its own property. The Trustee shall not be liable to the Company or to anyone else for any loss which may be incurred by reason of any investment of

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the Collateral pursuant to the terms of this Agreement. To the extent that the
Trustee becomes liable for the payment of taxes, including withholding taxes, in respect of income derived from the investment of the Collateral hereunder or any payment made hereunder, the Trustee may pay such taxes. The Trustee may withhold from any payment or release of monies from time to time comprising the Cash Collateral Account such amount as the Trustee estimates to be sufficient to provide for the payment of such taxes not yet paid, and may use the sum withheld for that purpose. The Company shall indemnify the Trustee for, and hold it harmless against, any liability for taxes and for any penalties or interest in respect of taxes on such investment income, payments or release of monies.

     SECTION 12. Remedies upon Default. If any Event of Default under the Indenture shall have occurred and be continuing:

          (a) The Trustee may, without notice to the Pledgor except as required by law, and at any time or from time to time, charge, set off and otherwise apply all or any part of the Cash Collateral Account against the Obligations or any part thereof.

          (b) The Trustee may also exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time (the "NYUCC") (whether or not the NYUCC applies to the affected Collateral), and may also, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Trustee's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Trustee may deem commercially reasonable. The Pledgor agrees that, to that extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (c) Any cash held by the Trustee as Collateral and all cash proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Trustee, be held by the Trustee as collateral for, and/or then or at any time thereafter be applied (after payment of any amounts payable to the Trustee pursuant to Section 13) in whole or in part by the Trustee for the ratable benefit of the Holders against, all or any part of the Obligations in such order as the Trustee shall elect and as provided in the Indenture. Any surplus of such cash or cash proceeds held by the Trustee and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled

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     to receive such surplus.

     SECTION 13. Expenses. The Pledgor will upon demand pay to the Trustee the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Trustee may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Trustee or the Holders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

     SECTION 14. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Company or any other Guarantor or whether the Company or any other Guarantor is joined in any such action or actions. All rights of the Trustee and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

          (i) any lack of validity or enforceability of the Indenture, the Securities, any Security Document or any other agreement or instrument relating thereto;

          (ii) any change in the time, manner or place or payment or, or in any other term or, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture or the Securities or any Security Document;

          (iii) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations;

          (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of the Pledgor, the Company or any other Guarantor or the Charterer or any of their respective subsidiaries;

          (v) any change, restructuring or termination of the corporate structure or existence of the Pledgor, the Company or any other Guarantor or any of their respective subsidiaries; or

          (vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party pledgor.

     SECTION 15.  Amendments, Etc.  No amendment or waiver of any provision

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of this Agreement, and no consent to any departure by the Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 16. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered to it, to the Pledgor or to the Trustee, at their respective addresses specified in the Indenture, or, as to any party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall be effective (i) if sent by telex, cable or telephonic telecopier, upon transmission, (ii) if delivered by hand (including by independent courier service), upon delivery to the addressee and
(iii) if sent by first-class mail, postage prepaid, on the fifth (5th) calendar day after mailing.

     SECTION 17. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until (x) the payment in full of the Obligations and all other amounts payable under this Agreement or (y) the Termination and Release shall have occurred, (ii) be binding upon the Pledgor, its successors and assigns, and
(iii) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their respective successors, transferees and assigns. Upon (x) the payment in full of the Obligations and all other amounts payable under this Agreement or
(y) the occurrence of the Termination and Release, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Trustee will, at the Pledgor's expense, return to the Pledgor such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

     SECTION 18. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 19. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

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     IN WITNESS WHEREOF, the Pledgor have caused this Agreement to be duly executed and delivered by its officers thereunto duly authorized as of the date first above written.


                                            NASSAU SPIRIT INC.

                                            By: /s/ Anthony Gurnee
                                               ---------------------------------
                                               Name:  Anthony Gurnee
                                               Title: Attorney-in-Fact
ACCEPTED AND AGREED:

UNITED STATES TRUST COMPANY
OF NEW YORK

By: /s/ Cynthia Chaney
   ---------------------------------
   Name:  Cynthia Chaney
   Title: Assistant Vice President


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                            SCHEDULE TO EXHIBIT 2.28

     The Cash Collateral Account Agreements not required to be filed because each of them is substantially identical to Exhibit 2.28, and the material details by which each such Cash Collateral Account Agreement differs from such Exhibit are as follows:

1. Cash Collateral Account Agreement dated January 29, 1996 between VSSI Atlantic Inc. and United States Trust Company of New York, as Trustee.

     a.    Name of Subsidiary Guarantor: VSSI Atlantic Inc.

     b.    Account Number: 093-053-00

     c.    Jurisdiction of Organization: Republic of Liberia

2. Cash Collateral Account Agreement dated January 29, 1996 between VSSI Appian Inc. and United States Trust Company of New York, as Trustee.

     a.    Name of Subsidiary Guarantor: VSSI Appian Inc.

     b.    Account Number: 093-054-00

     c.    Jurisdiction of Organization: Republic of Liberia

3. Cash Collateral Account Agreement dated January 29, 1996 between Senang Spirit Inc. and United States Trust Company of New York, as Trustee.

     a.    Name of Subsidiary Guarantor: Senang Spirit Inc.

     b.    Account Number: 093-056-00

4. Cash Collateral Account Agreement dated January 29, 1996 between Exuma Spirit Inc. and United States Trust Company of New York, as Trustee.

     a.    Name of Subsidiary Guarantor: Exuma Spirit Inc.

     b.    Account Number: 093-057-00

5. Cash Collateral Account Agreement dated January 29, 1996 between Andros Spirit Inc. and United States Trust Company of New York, as Trustee.

     a.    Name of Subsidiary Guarantor: Andros Spirit Inc.

     b.    Account Number: 093-062-00

6. Cash Collateral Account Agreement dated January 29, 1996 between VSSI Oceans Inc. and United States Trust Company of New York, as Trustee.

     a.    Name of Subsidiary Guarantor: VSSI Oceans Inc.

     b.    Account Number: 093-052-00

     c.    Jurisdiction of Organization: Republic of Liberia